                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           J. Alexander's Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           J. ALEXANDER'S CORPORATION
                              3401 WEST END AVENUE
                                   SUITE 260
                                 P.O. BOX 24300
                           NASHVILLE, TENNESSEE 37202

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of J. Alexander's Corporation:

     The Annual Meeting of Shareholders of J. Alexander's Corporation (the "Company") will be held at the Nashville City Club, SunTrust Bank Building, 201 Fourth Avenue North, Nashville, Tennessee, at 10:00 a.m., Nashville time, on Tuesday, May 19, 1998 for the following purposes:

          (1) To elect five directors to hold office for a term of one year and until their successors have been elected and qualified; and

          (2) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on March 25, 1998 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

     Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

     We hope very much that you will be able to be with us. If you do not plan to attend the meeting in person, you are requested to complete, sign and date the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage if mailed in the United States.

                                           By Order of the Board of Directors

                                           R. GREGORY LEWIS
                                           Secretary

April 21, 1998

                           J. ALEXANDER'S CORPORATION
                              3401 WEST END AVENUE
                                   SUITE 260
                                 P.O. BOX 24300
                           NASHVILLE, TENNESSEE 37202

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS

                             TUESDAY, MAY 19, 1998

     The enclosed proxy is solicited by and on behalf of the Board of Directors of J. Alexander's Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 19, 1998, at 10:00 a.m., Nashville time, at the Nashville City Club, SunTrust Bank Building, 201 Fourth Avenue North, Nashville, Tennessee, and at any adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. Copies of the proxy, this Proxy Statement and the attached Notice are being mailed to shareholders on or about April 21, 1998.

     Proxies may be solicited by mail, telephone or telegraph. All costs of this solicitation will be borne by the Company. The Company does not anticipate paying any compensation to any party other than its regular employees for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

     Shares represented by such proxies will be voted in accordance with the choices specified thereon. If no choice is specified, the shares will be voted FOR the election of the director nominees named herein. The Board of Directors does not know of any other matters which will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal which may be properly presented for action according to their best judgment in light of the conditions then prevailing.

     A proxy may be revoked by a shareholder at any time before its exercise by attending the meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date.

     Each share of the Company's Common Stock, $.05 par value (the "Common Stock"), issued and outstanding on March 25, 1998 (the "Record Date"), will be entitled to one vote on all matters to come before the meeting. As of the Record Date, there were outstanding 5,421,298 shares of Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the Record Date, certain information with respect to those persons known to the Company to be the beneficial owners (as defined by certain rules of the Securities and Exchange Commission (the "Commission")) of more than five percent (5%) of the Common Stock, its only voting security, and with respect to the beneficial ownership of the Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table, and all executive officers and directors of the Company as a group. Except as otherwise specified the shares indicated are presently outstanding.

                                                                 AMOUNT OF            PERCENTAGE OF
                                                                COMMON STOCK           OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                         BENEFICIALLY OWNED      COMMON STOCK(1)
------------------------------------                         ------------------      ---------------
RCM Capital Management, L.L.C...............................      536,700(2)               9.9%
  Four Embarcadero Center
  Suite 3000
  San Francisco, CA 94111
The J. Alexander's Corporation..............................      358,874(3)               6.6
  Employee Stock Ownership Trust
  3401 West End Avenue
  Nashville, TN 37203
Dimensional Fund Advisors, Inc..............................      356,000(4)               6.6
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Sackett & Company...........................................      351,822(5)               6.5
  555 California Street
  Suite 4490
  San Francisco, CA 94104
E. Townes Duncan**..........................................      176,700(6)               3.2
Lonnie J. Stout II****......................................      172,481(7)               3.1
R. Gregory Lewis***.........................................       67,934(8)               1.2
John L.M. Tobias**..........................................       42,992(9)                *
Earl Beasley, Jr.**.........................................       37,274(10)               *
Garland G. Fritts**.........................................       22,000(11)               *
All directors and executive officers as a group.............      549,926(12)              9.7

---------------

   * Less than one percent.
  ** Director.
 *** Named Officer.
**** Director and Named Officer.

 (1) Pursuant to the rules of the Commission, shares of Common Stock which certain persons presently have the right to acquire pursuant to the conversion provisions of the Company's 8 1/4% Convertible Subordinated Debentures Due 2003 ("Conversion Shares") are deemed outstanding for the purpose of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of the other persons shown in the table. Likewise, shares subject to options held by directors and executive officers of the Company which are exercisable within 60 days of the Record Date are deemed outstanding for the purpose of computing such director's or executive officer's percentage ownership and the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to all shares shown.

 (2) RCM Capital Management, L.L.C. ("RCM") is a registered investment advisor. RCM has sole voting power with respect to 473,400 shares and sole dispositive power with respect to 536,700 shares. Information is based solely on the Schedule 13G filed with the Commission by RCM. RCM is a wholly-owned subsidiary of Dresdner Bank AG.
 (3) Includes 131,425 shares that have been allocated to the J. Alexander's Employee Stock Ownership Plan (the "ESOP") participants. Pursuant to the terms of the ESOP that govern the J. Alexander's Corporation Employee Stock Ownership Trust (the "Trust"), each ESOP participant instructs SunTrust Bank, Nashville, N.A., as trustee of the Trust (the "Trustee"), how to vote the shares allocated to his or her account. The ESOP provides that the Trustee shall abstain from voting allocated shares for which no written instructions are received. Shares of the Company's Common Stock held by the ESOP but not yet allocated to the accounts of the participants will be voted based on the percentage of stock allocated to the participants' accounts which is voted for and against each proposal, including in the tabulation of such percentages only those shares as to which written voting instructions were received. The Trustee has shared dispositive power with respect to the shares, subject to certain provisions of the ESOP.
 (4) Dimensional Fund Advisors, Inc. ("DFA") is a registered investment advisor. DFA has sole voting power with respect to 170,000 shares and sole dispositive power with respect to 356,000 shares. Information is based solely on the Schedule 13G filed with the Commission by DFA.
 (5) Includes 80,622 Conversion Shares. Sackett & Company ("Sackett") is a registered investment advisor. Information is based solely on the Schedule 13G filed with the Commission by Sackett.
 (6) Includes 18,000 shares issuable upon exercise of certain options held by Mr. Duncan, 300 shares that Mr. Duncan holds as custodian for his children, 2,400 shares that are owned by a partnership in which Mr. Duncan and a trust for the benefit of Mr. Duncan's children are partners, and 155,000 shares that are owned by a limited liability company in which Mr. Duncan is the principal manager and a member. Does not include 700 shares owned by Mr. Duncan's wife, as to which Mr. Duncan disclaims beneficial ownership.
 (7) Includes 140,506 shares issuable upon exercise of certain options held by Mr. Stout and 6,218 ESOP shares allocated to Mr. Stout and held by the Trust, as to which Mr. Stout has sole voting power and shared dispositive power.
 (8) Includes 33,500 shares issuable upon exercise of certain options held by Mr. Lewis and 4,692 ESOP shares allocated to Mr. Lewis and held by the Trust, as to which Mr. Lewis has sole voting power and shared dispositive power.
 (9) Includes 1,126 Conversion Shares, 3,000 shares owned by Mr. Tobias' wife, and 19,000 shares issuable upon exercise of certain options held by Mr. Tobias.
(10) Includes 112 Conversion Shares, 1,332 shares that Mr. Beasley holds as custodian for his children, and 6,000 shares issuable upon exercise of certain options held by Mr. Beasley.
(11) Includes 6,000 shares issuable upon exercise of certain options held by Mr. Fritts.
(12) Includes 1,238 Conversion Shares, 244,337 shares issuable upon exercise of certain options held by the directors and executive officers, and 16,798 ESOP shares allocated to the executive officers and held by the Trust, as to which such officers have sole voting power and shared dispositive power.

                     PROPOSAL NO. 1:  ELECTION OF DIRECTORS

     Five directors are to be elected at the annual meeting for a term of one year and until their successors shall be elected and qualified. Election of directors requires a plurality of the votes cast in such election. It is intended that shares represented by the enclosed proxy will be voted FOR the election of the nominees named in the table set forth below unless a contrary choice is indicated. All of such nominees are presently directors of the Company. Management believes that all of the nominees will be available and able to serve as directors, but if for any reason any should not be available or able to serve, it is intended that such shares will be voted for such substitute nominees as may be proposed by the Board of Directors of the Company. The following schedule includes certain information with respect to each of the nominees.

NAME                                      BACKGROUND INFORMATION
----                                      ----------------------
Earl Beasley, Jr.....  Mr. Beasley, 64, has been a director of the Company since
                       March 1991. Since 1981, Mr. Beasley has been President of
                       Homer B. Brown Co., an investment firm. Mr. Beasley was
                       President and a director of the Company from 1971 to 1980.
E. Townes Duncan.....  Mr. Duncan, 44, has been a director of the Company since May
                       1989. Mr. Duncan has been President and a director of
                       Solidus, LLC, a private investment firm, since January 1997.
                       From 1993 to May 1997, Mr. Duncan was the Chairman of the
                       Board and Chief Executive Officer of Comptronix Corporation,
                       a manufacturer of printed circuit board assemblies
                       ("Comptronix"). From 1985 to 1993, Mr. Duncan was a Vice
                       President and principal of Massey Burch Investment Group,
                       Inc. Mr. Duncan is also a director of Sirrom Capital
                       Corporation, a specialty finance company, and
                       CorporateFamily Solutions, Inc., a childcare services
                       company.
Garland G. Fritts....  Mr. Fritts, 68, has been a director of the Company since
                       December 1985. Since 1993, Mr. Fritts has been a consultant for Fry Consultants, Inc., a management consulting firm. Mr.
                       Fritts was a consultant for McManis Associates, Inc., a
                       management consulting firm, from 1989 to 1993.
Lonnie J. Stout II...  Mr. Stout, 51, has been a director and President and Chief
                       Executive Officer of the Company since May 1986. Since July
                       1990, Mr. Stout has also served as Chairman of the Company.
                       From 1982 to May 1984, Mr. Stout was a director of the
                       Company, and served as Executive Vice President and Chief
                       Financial Officer of the Company from October 1981 to May
                       1984.
John L.M. Tobias.....  Mr. Tobias, 77, has been a director of the Company since
                       February 1983. He has served as President of J.M.T.
                       Associates, Inc., an investment firm, since 1979 and as that corporation's Board Chairman since January 1987.

     The Board of Directors of the Company held four meetings in 1997. The Board of Directors has an Audit Committee and a Compensation/Stock Option Committee (the "Compensation Committee"), the members of each of which are Messrs. Beasley, Duncan, Fritts and Tobias. The Audit Committee, which held two meetings during 1997, generally meets with the Company's independent auditors to review the Company's consolidated financial statements. It is the function of this committee to ensure that the Company's financial statements accurately reflect the Company's financial position and results of operations. The Compensation Committee is responsible for the periodic review of management's compensation and administration of the

Company's stock option plans. The Compensation Committee held two meetings during 1997. The Company's Board of Directors has no standing nominating committee.

     Each of the incumbent directors of the Company attended at least 75% of the aggregate of (i) the total number of meetings held during 1997 by the Board of Directors and (ii) the total number of meetings held during 1997 by all committees of the Board of which he was a member.

CERTAIN PROCEEDINGS

     Mr. Duncan served as Chairman of the Board and Chief Executive Officer, and Mr. Stout served as a director of Comptronix. Comptronix filed for reorganization under Chapter 11 of the Bankruptcy Code in August 1996. In November 1996, Comptronix sold substantially all of its assets pursuant to an agreement approved by the Bankruptcy Court. Comptronix distributed all of its remaining assets, including the proceeds from the November 1996 sale, to its creditors pursuant to a plan of liquidation consummated in May 1997.

                             EXECUTIVE COMPENSATION

     The following table provides information as to annual, long-term or other compensation during fiscal years 1997, 1996 and 1995 for the Company's Chief Executive Officer and each of the other executive officers of the Company who were serving as executive officers at December 28, 1997 whose cash compensation exceeded $100,000 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                        AWARDS
                                                                     ------------
                                           ANNUAL COMPENSATION        SECURITIES
                                       ---------------------------    UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR   SALARY($)   BONUS($)    OPTIONS(#)     COMPENSATION($)(1)
---------------------------            ----   ---------   --------   ------------   ---------------------
Lonnie J. Stout II,..................  1997    258,750         --       80,000              5,767(2)
  President and                        1996    250,000         --           --              1,634
  Chief Executive Officer              1995    242,500     75,000       50,000              7,887
R. Gregory Lewis,....................  1997    121,500         --       19,500              6,375(3)
  Chief Financial Officer              1996    117,000         --           --              2,425
                                       1995    113,500     29,250        9,000              7,947

---------------

(1) The ESOP shares included in this column for 1997 are valued at $4.81 per share, the closing price of the Company's Common Stock on December 26, 1997. The number of ESOP shares included in this column for 1997 is an approximation of the number of shares to be allocated to the participants.
(2) Includes the $1,020 premium cost of term life insurance maintained for the benefit of Mr. Stout, $575 contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Stout, and 867 ESOP shares allocated to Mr. Stout as of December 28, 1997.
(3) Includes the $987 premium cost of term life insurance maintained for the benefit of Mr. Lewis, $1,215 contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Lewis and 867 ESOP shares allocated to Mr. Lewis as of December 28, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information as to options granted to the Named Officers during fiscal 1997. No stock appreciation rights ("SARs") have ever been awarded by the Company.

                                                       INDIVIDUAL GRANTS
                                     -----------------------------------------------------
                                                    PERCENT OF
                                      NUMBER OF       TOTAL                                  GRANT DATE
                                     SECURITIES    OPTIONS/SARS                                 VALUE
                                     UNDERLYING     GRANTED TO                               -----------
                                     OPTION/SARS   EMPLOYEES IN   EXERCISE OR                GRANT DATE
                                       GRANTED        FISCAL         BASE       EXPIRATION     PRESENT
NAME                                   (#)(1)        YEAR(%)      PRICE($/SH)      DATE      VALUE($)(2)
----                                 -----------   ------------   -----------   ----------   -----------
Lonnie J. Stout II.................    30,000                        8.75         2/18/07      159,600
                                       50,000                        5.69        11/18/07      168,500
                                       ------
                                       80,000          24.9%
R. Gregory Lewis...................     7,500                        8.75         2/18/07       39,900
                                       12,000                        5.69        11/18/07       40,440
                                       ------
                                       19,500           6.1%

---------------

(1) One-third of the shares covered by the options granted to the Named Officers vest on the first anniversary of the date of grant and each year thereafter.
(2) Based on the Black-Scholes Option Valuation Method. The assumptions underlying this valuation are as follows: (i) an $8.75 or $5.69 exercise price and market price the date of grant, as applicable; (ii) a ten year expected option term; (iii) risk-free rates based on the current Treasury bill rates (6.27% and 5.75% ten year rates for the $8.75 and $5.69 grants, respectively); (iv) volatility of .3643 and .3610 for the $8.75 and $5.69 grants, respectively, based on monthly closing prices since August 1992; and
    (v) no annual dividend yield. The grant date value has not been discounted for the vesting schedule of the options.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table provides information as to options exercised by the Named Officers during fiscal 1997. None of the Named Officers has held or exercised separate SARs. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 28, 1997. Also reported are the values for the "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                  OPTIONS AT                    OPTIONS AT
                                SHARES                        FISCAL YEAR END(#)           FISCAL YEAR-END($)(1)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                          EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   -----------   -----------   -------------   -----------   -------------
Lonnie J. Stout II..........         --            --       116,947        153,053        248,438             --
R. Gregory Lewis............     19,000        99,750        31,000         22,500         25,781             --

---------------

(1) Amounts reflect the value of outstanding options based on the average of the high and low price of the Company's Common Stock on December 26, 1997.

    SALARY CONTINUATION PLAN

     Since 1978, the Company has provided a salary continuation plan for eligible employees (the "Salary Plan") which will continue to operate in 1998. The Salary Plan generally provides for a retirement benefit of 50% of the employee's salary on the date of entry into the plan with adjustments based on certain subsequent salary increases. The retirement benefit is payable over 15 years commencing at age 65. The Salary Plan also provides that in the event an employee dies while in the employ of the Company after entering the Salary Plan but before retirement, his or her beneficiaries, for a period of one year, will receive 100% of such employee's salary at the applicable time under the Salary Plan. Thereafter, for a period of 10 years, or until such time as the employee would have attained age 65, whichever period is longer, the beneficiaries will receive 50% of such salary yearly. All officers and certain other key employees of the Company with three full years of service are eligible to participate in the Salary Plan, which is generally funded by life insurance purchased by the Company and payable to the Company on the death of the employee. An amount which approximates the cash value of the life insurance policy, or in some cases in which the Company currently self funds the retirement benefit, the cash value of the policy which would have been required to fund the retirement benefit, for each employee vests for the benefit of such employee at the rate of 10% per year for each year of service, including the first three years of service required for eligibility under the Salary Plan, and is payable to such employee upon termination of service with the Company for any reason other than death or retirement at age 65. Directors of the Company who are not also executive officers or employees do not participate in the Salary Plan.

     The estimated annual benefits payable upon retirement at age 65 for each of Messrs. Stout and Lewis are $107,500 and $58,500, respectively. These amounts may be adjusted periodically pursuant to the terms of the plan.

TERMINATION BENEFITS; CHANGE IN CONTROL

     Two of the Company's current executive officers may receive termination benefits in the event of a change in control of the Company. In the event that either of these executive officers is terminated or resigns after a change in responsibilities in connection with a change in control of the Company, then such employee will receive an amount equal to 18 months' compensation. Based on current levels of compensation, such amount would be $401,250 for Mr. Stout and $189,000 for Mr. Lewis. The Company is not currently aware of any potential change in control that would give rise to such payments.

COMPENSATION OF DIRECTORS

     The directors receive a monthly director's fee of $500 plus an additional fee of $300 for each Board or Board Committee meeting attended.

     Pursuant to the 1990 Stock Option Plan for Outside Directors ("1990 Plan"), each director who is not also an officer or employee of the Company and who was serving in such capacity on October 24, 1989 was granted an option to purchase 10,000 shares of Common Stock and an additional 1,000 shares for each previous full year of service as a director. Each eligible director elected thereafter has been and will be granted an option to purchase 10,000 shares upon election, and all directors have been and will be granted an option to purchase 1,000 shares for each full year of service as a director after 1989 or their later election, as applicable. The per share exercise price of the options granted under the 1990 Plan is the fair market value of the Common Stock on the date the option is granted.

COMPENSATION COMMITTEE REPORT

     Decisions on compensation of the Company's executive officers are made by the Compensation Committee of the Company's Board of Directors. Each member of the Compensation Committee is a non-employee director. It is the responsibility of the Compensation Committee to determine whether in its judgment the executive compensation policies are reasonable and appropriate, meet their stated objectives and effectively serve the best interests of the Company and its shareholders.

  Compensation Philosophy and Policies for Executive Officers

     The Compensation Committee believes that the primary objectives of the Company's executive compensation policies should be:

     - to attract and retain talented executives by providing compensation that is, overall, competitive with the compensation provided to executives at companies of comparable size and position in the restaurant industry, while maintaining compensation within levels that are consistent with the Company's overall financial objectives and operating performance;

     - to provide the appropriate incentives for executive officers to work towards the achievement of the Company's annual sales, operating and development targets; and

     - to align the interests of its executive officers more closely with those of its shareholders and the long-term interests of the Company by providing long-term incentive compensation in the form of stock options.

     The Compensation Committee believes that the Company's executive compensation policies should be reviewed each year following the time when the financial results of the prior year become final. The policies are reviewed in light of their consistency with the Company's financial performance, the success achieved in meeting its sales and operating performance targets, achieving its overall strategic business plan objectives and its position within the restaurant industry, as well as the compensation policies of similar companies. The compensation of individual executive officers is reviewed annually by the Compensation Committee in light of the executive compensation policies established for that year.

     The Compensation Committee sets the base compensation of its executive officers at a level that it believes appropriate considering the overall strategic direction of the Company, its position within the relative segments of the food service industry in which it operates and the overall responsibilities of each executive officer. The Compensation Committee believes that in addition to corporate performance and specific business unit performance, it is appropriate to consider in setting and reviewing executive compensation the personal contributions the particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, planning initiatives, development and morale building skills, and other such related factors have been deemed to be important qualitative factors to take into account when considering levels of compensation.

  Compensation of Executive Officers

     The Compensation Committee believes that the compensation for each of the Named Officers should consist of a base salary, the potential for an annual bonus and long-term stock-based incentive compensation and has applied the policies described herein to fiscal 1997 compensation for executive officers as described below.

     Base Compensation. Base salaries for the Named Officers are at fixed levels generally between the 25th and 75th percentiles of salaries paid to senior managers with comparable qualifications, experience and responsibility at other corporations engaged in the same or similar businesses as the Company. The Compensation Committee subjectively determined, on the basis of discussions with the Chief Executive Officer and its experience in business generally and with the Company specifically, what it viewed to be appropriate levels of base compensation after taking into consideration each executive's contributions. As a result of this review, increases averaging approximately 7.4% in the base salaries for the Named Officers for fiscal 1997 were made, with specific increases varying from 7.0% to 7.7%, reflecting the Compensation Committee's subjective judgment as to individual contributions to the success of meeting the Company's overall financial objectives and financial performance. The Compensation Committee did not assign any relative weight to the quantitative and qualitative factors which it applied subjectively in reaching its base compensation decisions.

     Annual Incentive Compensation. The principal factors in awarding an annual bonus to the Company's executive officers are their ability to increase same store sales, improve corporate operating profits or maintain them at the appropriate levels for the sales achieved, and meet the Company's overall strategic business plan objectives. The Compensation Committee also may consider other factors when awarding annual bonuses, such as the executive's contribution to new concept development, improvement in financial performance and the impact the executive officers have on programs that enhance shareholder value.

     The Compensation Committee generally believes that an annual bonus award in the range of 15% to 50% of the executive officer's annual base compensation is appropriate in light of the relatively low to moderate base salary levels. During fiscal 1997, no bonuses were awarded to the executive officers, reflecting the Compensation Committee's subjective judgment as to the transitional nature of the year for the Company and the other factors described above.

     Long-Term Incentive Compensation. During the Company's fiscal year the Compensation Committee considers the desirability of granting its senior executives long-term incentive compensation in the form of awards under the Company's incentive stock option plan. The Compensation Committee believes that its past grants of stock options have successfully focused the Company's management team on building profitability and enhancing shareholder value.

     The Company currently has no set policy as to when stock options should be awarded, although historically the Company has awarded stock options, if any, at the time of the Company's annual compensation review. The Compensation Committee believes that the Company should make it a part of its regular executive compensation policies to consider granting annual awards of stock options to executive officers to provide long-term incentives as part of each executive's annual compensation package. The Compensation Committee also believes that this grant should be made on terms established at the time of the annual review, and that the exercise price of stock options should be the fair market value of the Company's Common Stock on the date of grant. Generally, the Compensation Committee's policy is that stock options should vest gradually over a period of three or more years, and that the material terms of stock options should not be amended after grant.

     The Compensation Committee believes that long-term stock-based incentive compensation should be structured so as to closely align the interests of the executives with those of the Company's shareholders and, in particular, to provide only limited value (if any) in the event that the Company's stock price fails to increase over time. The Compensation Committee determines the award of stock option grants to the executive officers and takes into account the recommendations of the Chief Executive Officer prior to approving annual awards of long-term stock-based incentive compensation to the other executive officers.

  Compensation of Chief Executive Officer

     The Compensation Committee believes that the Chief Executive Officer's compensation is consistent with its general policies concerning executive compensation and is appropriate in light of the Company's financial objectives and performance. Awards of long-term incentive compensation to the Chief Executive Officer are considered concurrently with awards to other executive officers and follow the same general policies as such other long-term incentive awards.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, generally prohibits public companies from deducting the Chief Executive Officer's and four other most highly compensated executive officers' compensation, to the extent such compensation exceeds $1 million for any individual officer. Performance-based compensation is not subject to the deduction limit if certain requirements are met. Since the compensation of each of the Company's executive officers is significantly less than $1 million, the Company has not addressed the steps that it would take to structure the performance-based portion of the compensation of its executive officers in a manner that would comply with the statute.

                                          Respectfully submitted,

                                          Earl Beasley, Jr.
                                          E. Townes Duncan
                                          Garland G. Fritts
                                          John L.M. Tobias

PERFORMANCE GRAPH

     The following graph compares the five-year cumulative returns of $100 invested on December 31, 1992 in (a) the Company, (b) the New York Stock Exchange Market Index ("NYSE Index"), (c) the Media General Restaurant Group Industry Index ("MG Restaurant Index"), and (d) the Standard & Poor's 500 Index ("S&P 500 Index"), assuming the reinvestment of all dividends.

                                                             MG
        Measurement Period           J. Alexander's      Restaurant         S&P 500
      (Fiscal Year Covered)           Corporation          Index             Index           NYSE Index
1992                                             100               100               100               100
1993                                          162.96            109.27            110.08            113.54
1994                                           88.89             93.38            111.64            111.33
1995                                          140.74            134.44            163.45            144.36
1996                                          125.93            135.93            188.69            173.90
1997                                           71.30            141.80            251.64            228.78

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange. Executive officers, directors and greater than 10% shareholders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the Forms 3, 4 and 5 and amendments thereto and certain written representations furnished to the Company, the Company believes that during the fiscal year ended December 28, 1997, its executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements, except that Mr. Lewis failed to timely report the purchase of 14,000 shares of Common Stock pursuant to the exercise of a stock option in June 1997 and Mr. Tobias failed to timely report the purchase of 2,000 shares of Common Stock by his wife in December 1997.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Ernst & Young LLP, which has been the Company's independent auditors since its organization, has been selected as independent auditors of the Company for the 1998 fiscal year. The Company has been informed that representatives of Ernst & Young LLP plan to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions by the shareholders.

             DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS TO BE
              PRESENTED AT THE 1999 ANNUAL MEETING OF SHAREHOLDERS

     Any proposal intended to be presented for action at the 1999 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than December 22, 1998, in order for such proposal to be considered for inclusion in the Company's Proxy Statement and proxy relating to its 1999 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal that does not meet all the Commission's requirements for inclusion in effect at the time.

                            METHOD OF COUNTING VOTES

     Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter. Under the rules and regulations of the primary trading markets applicable to most brokers, the election of directors is a routine matter on which a broker has the discretion to vote if instructions are not received from the client in a timely manner. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum. Directors will be elected by a plurality of the votes cast in the election by the holders of the Common Stock represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be considered in the vote.

                                 MISCELLANEOUS

     A copy of the Company's Annual Report is being mailed to shareholders concurrently with the mailing of this Proxy Statement.

     It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 28, 1997, MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO R. GREGORY LEWIS, SECRETARY, J. ALEXANDER'S CORPORATION, P.O. BOX 24300, NASHVILLE, TENNESSEE 37202.

Date: April 21, 1998.

                                                                      APPENDIX A

                           J. ALEXANDER'S CORPORATION
       EMPLOYEE STOCK OWNERSHIP PLAN PARTICIPANT VOTING INSTRUCTION FORM

    This Voting Instruction Form is tendered to direct SunTrust Bank, Nashville, N.A. (the "Trustee"), as Trustee of the J. Alexander's Corporation Employee Stock Ownership Plan ("ESOP"), as to the manner in which all allocated shares in the ESOP account of the undersigned (the "Voting Shares") shall be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Nashville City Club, SunTrust Bank Building, 201 Fourth Avenue North, Nashville, Tennessee on Tuesday, May 19, 1998, at 10:00 a.m., local time, and any adjournments thereof.
    The undersigned hereby directs the Trustee to vote all Voting Shares of the undersigned as shown below on this Voting Instruction Form at the Annual Meeting.
(1) Election of Directors:
    [ ] FOR all of the following nominees (except as indicated to the contrary below):
     E. Beasley, T. Duncan, G. Fritts, L. Stout and J. Tobias.
    [ ] AGAINST the following nominees (please print name or names)

--------------------------------------------------------------------------------
WITHHOLD AUTHORITY (ABSTAIN) to vote for the following nominees (please print name or names)

--------------------------------------------------------------------------------
[ ] AGAINST all nominees  [ ] WITHHOLD AUTHORITY (ABSTAIN) to vote for all nominees

(2) In the Trustee's discretion, the Trustee is entitled to act on any other matter which may properly come before said meeting or any adjournment thereof.
                  (Continued and to be signed on reverse side)

                          (Continued from other side)

    IMPORTANT: PLEASE DATE AND SIGN THIS VOTING INSTRUCTION FORM and return it to the Trustee of the J. Alexander's Corporation Employee Stock Ownership Plan, SunTrust Bank, Nashville, N.A., P.O. Box 305110, Nashville, Tennessee 37230-5110.

    A stamped and addressed envelope is enclosed for your convenience. YOUR VOTING INSTRUCTION FORM MUST BE RECEIVED BY THE TRUSTEE BY MAY 14, 1998.

    Your shares will be voted by the Trustee in accordance with your instructions. If no choice is specified, your shares will be voted FOR the nominees in the election of directors.

                     PLEASE SIGN, DATE AND RETURN PROMPTLY

                                                 -------------------------------

                                                 -------------------------------

                                                 Date:                    , 1998
                                                      --------------------
                                                 Please sign exactly as your
                                                 name appears at left. If
                                                 registered in the names of two
                                                 or more persons, each should
                                                 sign. Executors,
                                                 administrators, trustees,
                                                 guardians, attorneys, and
                                                 corporate officers should show
                                                 their full titles.

--------------------------------------------------------------------------------

    If your address has changed, please PRINT your new address on this line.

                                                                      APPENDIX B

                                     PROXY
                           J. ALEXANDER'S CORPORATION

    PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 19, 1998.

    The undersigned hereby appoints Lonnie J. Stout II and R. Gregory Lewis, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Shareholders of J. Alexander's Corporation to be held at the Nashville City Club, SunTrust Bank Building, 201 Fourth Avenue North, Nashville, Tennessee, on Tuesday, May 19, 1998, at 10:00 a.m., local time, and any adjournments thereof.

(1) Election of Directors:

    [ ] FOR all of the following nominees (except as indicated to the contrary below):

     E. Beasley, T. Duncan, G. Fritts, L. Stout and J. Tobias.

    [ ] AGAINST the following nominees (please print name or names)

--------------------------------------------------------------------------------
WITHHOLD AUTHORITY (ABSTAIN) to vote for the following nominees (please print name or names)

--------------------------------------------------------------------------------
[ ] AGAINST all nominees  [ ] WITHHOLD AUTHORITY (ABSTAIN) to vote for all nominees

(2) In their discretion on any other matter which may properly come before said meeting or any adjournment thereof.

        IMPORTANT: Please date and sign this proxy on the reverse side.

    Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors.

                      PLEASE SIGN HERE AND RETURN PROMPTLY

                                                 -------------------------------

                                                 -------------------------------

                                                 Date:                    , 1998
                                                      -------------------
                                                 Please sign exactly as your
                                                 name appears at left. If
                                                 registered in the names of two
                                                 or more persons, each should
                                                 sign. Executors,
                                                 administrators, trustees,
                                                 guardians, attorneys, and
                                                 corporate officers should show
                                                 their full titles.

--------------------------------------------------------------------------------
 If you have changed your address, please PRINT your new address on this line.